Exhibit 10.6

BLUE FOUNDRY BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THIS EXECUTIVE DEFERRED COMPENSATION AGREEMENT (the “Agreement”) is made and entered into effective as of December 1, 2020, by and between BLUE FOUNDRY BANK (the “Bank”) and JAMES D. NESCI (the “Executive”).

WHEREAS, the purpose of the Agreement is to provide additional deferred benefits to the Executive, who is a member of senior management, who the Bank expects to contribute significantly to the success of the Bank and whose continued service is vital to the Bank’s continued growth and success; and

WHEREAS, this Agreement is intended to be an unfunded, non-qualified deferred compensation plan that complies with Sections 451 and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and is also intended to be a “top hat” plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

When used in this Agreement, the following words and phrases will have the following meanings unless the context clearly indicates otherwise:

1.1

“Account” means an account to which the Bank will credit and debit all contributions made pursuant to the Agreement, as well as any earnings or losses and any distributions. The Bank will utilize the Account solely as a device for the determination and measurement of the amounts owed to the Executive pursuant to the Agreement. The Executive’s Account will not constitute or be treated as a trust fund of any kind.

1.2	“Account Balance” means the balance of the Executive’s Account as of the applicable distribution date.

1.3	“Administrator” means the Board of Directors, provided, however, the Board of Directors may designate a committee of the Board of Directors as the Administrator.

1.4

“Beneficiary” means the person or persons (and, if applicable, their heirs) designated by the Executive as the beneficiary to whom the Executive’s benefits are payable upon his death. The beneficiary designation will be made on the form attached hereto as Exhibit A (or another form acceptable to the Administrator) and filed with the Administrator. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living at the time of the Executive’s death or dies prior to payment to her of the Survivor’s Benefit, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Executive’s estate will be deemed the Beneficiary. For this purpose, the term “Children” means the Executive’s children, or the issue of any deceased

Children, then living at the time payments are due the Children under this Agreement. The term “Children” includes both natural and adopted children, as well as stepchildren. Also, for this purpose, the term “Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom the Executive is legally married at the time of death if the Executive and the individual have entered into a formal separation agreement (provided that the separation agreement does not provide otherwise or state that the individual is entitled to a portion of the benefits hereunder) or initiated divorce proceedings.

1.5	“Board of Directors” means the Board of Directors of the Bank.

1.6

“Change in Control” shall mean any of the following events: (i) a change in the ownership of the Bank or any holding company of the Bank (the “Company”); (ii) a change in the effective control of the Company or Bank; or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below:

(a)

A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company.

(b)

A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing 30% or more of the total voting power of the stock of the Company or Bank, or (B) a majority of the members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the corporation is another corporation.

(c)

A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company. For purposes of this Agreement, “gross fair market value” means the value of the assets of the Company or Bank, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

(d)

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(e)

Notwithstanding anything in this Agreement to the contrary, the reorganization of the Bank as the wholly-owned subsidiary of a holding company in a standard conversion or mutual holding company reorganization shall not be deemed to be a Change in Control. Further, in the event of the reorganization of the Bank as a wholly-owned subsidiary of a stock holding company in a standard conversion or as a wholly-owned or majority owned subsidiary in a mutual holding company reorganization, then this Section 1.6 shall apply equally to a Change in Control of the Bank or the holding company of the Bank (or to a change in control of the mutual holding company in the event the Bank is owned by a mid-tier holding company that is the majority-owned or wholly owned subsidiary of the mutual holding company.

1.7

“Separation from Service” means the Executive’s death or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service will be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive will have a Separation from Service on the first day immediately following the six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which the Executive performed services for the Bank). The determination of whether the Executive has had a Separation from Service will be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.8 “Specified Employee” means an individual who also satisfies the definition of “key employee” as that term is defined in Code Section 416(i) (without regard to paragraph (5) thereof).

1.9 “Survivor’s Benefit” means the benefit payable to the Executive’s Beneficiary in accordance with Section 2.5 of the Agreement following the Executive’s death.

1.10 “Unforseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) or beneficiary; loss of the Executive’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider. Following are examples of items that will qualify as an Unforseeable Emergency: (i) the imminent foreclosure of or eviction from the Executive’s primary residence; (ii) the need to pay for medical expenses, including nonrefundable deductibles, as well as the costs of prescription drug medication; (iii) the need to pay for the funeral expenses of a spouse, a beneficiary or a dependent. The purchase of a home and payment of college tuition are not Unforseeable Emergencies. Whether the Executive has an Unforseeable Emergency within the meaning of Code Section 409A is to be determined based on the relevant facts and circumstances, but in any case, a distribution on account of an Unforseeable Emergency may not be made to the extent that the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Executive’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.

ARTICLE II

BENEFITS

2.1	Vesting. The Executive will be 100% vested in his Account Balance.

2.2

Annual and Discretionary Contributions. On December 31st of each year, the Bank will credit the Executive’s Account with a contribution of not less than Fifty Thousand Dollars ($50,000). The Bank will only make the contribution if the Executive remains employed by the Bank as of the last day of the year. The Bank may, but is not obligated to, make additional discretionary contributions to the Executive’s Account from time to time. The Bank will credit any discretionary contributions at such times and in such amounts as determined at the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. The Bank will credit the Account with an annual rate of interest equal to the Prime Rate (as reported in the Wall Street Journal on the first business day of the year) plus two percent (2%), compounded monthly. The Board of Directors may, in its discretion, change the rate used to credit interest on the Account from time to time.

2.3

Account. The Bank will maintain an Account for the Executive to which it will credit all amounts allocated thereto in accordance with Section 2.2 of the Agreement. The Bank will adjust the Account no less often than annually to reflect the credits and debits made to the Account. The Bank will continue to make adjustments to the Account as long any amount remains credited to the Account for the Executive’s benefit. The amounts allocated to the Account and the adjustments made to the Account will comprise the entire Account at any time. At its sole discretion, the Bank may establish a rabbi trust into which the Bank may contribute assets, subject to the claims of the Bank’s creditors in the event of the Bank’s “insolvency,” as defined in the trust agreement, until the contributed assets are paid to the Executive or the Executive’s Beneficiary. The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of any informal funding. Should the Bank elect to fund this Agreement, including in whole or in part, through the purchase of life insurance products, the Bank reserves the absolute right, in its sole discretion, to terminate the funding at any time, in whole or in part.

2.4

Benefit on Separation from Service. Upon Executive’s Separation from Service, the Executive will be entitled to the Account Balance. The Bank will pay the benefit under this Section 2.4 within 30 days of the Executive’s Separation from Service in a single lump sum payment. Notwithstanding the foregoing, if the Executive is a Specified Employee and payment of the Account Balance is triggered due to the Executive’s Separation from Service (other than due to death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Executive’s Separation from Service. Rather, any payment that would otherwise be paid to the Executive during that period will be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.

2.5	Survivor’s Benefit.

(a)

If the Executive dies prior to a Separation from Service or prior to the date payments commence to the Executive, the Executive’s Beneficiary will be entitled to the Account Balance, payable in a single lump sum within 30 days of the Executive’s death.

(b)

If the Executive dies following a Separation of Service and after the commencement of benefit payments, the Executive’s Beneficiary will be entitled to the remaining Account Balance (if any), payable in a single lump sum within 30 days of the Executive’s death.

2.6

Benefit Payable on Separation from Service within Two Years Following a Change in Control. In the event a Change in Control occurs followed by the Executive’s Separation from Service within two (2) years, the Executive will become entitled to the Account Balance, payable in a single lump sum within 30 days following the Executive’s Separation from Service, subject to the rules applicable to a Specified Employee, as set forth in Section 2.4 of the Agreement.

2.7

Hardship Distributions. Upon a finding that ae Executive has suffered an Unforeseeable Emergency, the Administrator may, in its sole discretion, make distributions from the Executive’s Account prior to the time specified for payment of benefits under the Agreement. The amount of the distribution will be limited to the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The amounts necessary to satisfy the Unforeseeable Emergency will be determined after taking into account the extent to which the hardship is, or can be, relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Executive’s assets, to the extent that the asset liquidation would not itself cause severe financial hardships. If a hardship distribution is approved, it will be paid in a lump-sum within 30 days following the Unforeseeable Emergency event which triggers payment, and the Executive’s Account Balance will be reduced by an amount equal to the hardship distribution.

2.8

Modification of Time and Form of Payment of Account Balance. In the event the Executive and the Bank desire to modify the time or form of payment of the Executive’s Account Balance, the parties may do so provided that:

(a)	the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election is made;

(b)

except for payments upon the Executive’s death, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which the payment would otherwise have been made; and

(c)	for payments scheduled to be made on a specified date or to commence under a fixed schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.

ARTICLE III

BENEFICIARY DESIGNATION

The Executive may make an initial designation of a primary Beneficiary and, if necessary, secondary Beneficiaries, upon initial participation in the Agreement by completion of a Beneficiary form substantially in the form attached as Exhibit A, and will have the right to change the designation, at any subsequent time. Any designation of a Beneficiary will become effective only when received by the Administrator.

ARTICLE IV

PARTICIPANT’S RIGHT TO ASSETS,

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time will the Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Agreement, will be solely those of an unsecured general creditor of the Bank. the Executive, the Beneficiary, or any other person claiming through the Executive, will only have the right to receive from the Bank those payments so specified under this Agreement. Neither the Executive nor any Beneficiary under this Agreement will have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE V

ERISA PROVISIONS

5.1

Named Fiduciary and Administrator. The Bank will be the “Named Fiduciary” and Administrator of this Agreement. As Administrator, the Bank will be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2

Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Executive (or to his Beneficiary in the case of his death) and the claimant(s) feel he or they are entitled to receive the benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator will review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for the denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary for the claimants to perfect the claim. The written notice by the Administrator will further indicate the additional steps that must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they must notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator will then review the second claim and provide a written decision within thirty (30) days of receipt of the claim. This decision will state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

No claimant will institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Agreement until the claimant has first exhausted the provisions set forth in this Section 5.2.

ARTICLE VI

MISCELLANEOUS

6.1

No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Agreement.

6.2

State Law. The Agreement is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by ERISA and valid regulations published thereunder or any other federal law.

6.3

Severability and Interpretation of Provisions. The Bank will have full power and authority to interpret, construe and administer this Agreement and the Bank’s interpretation and construction thereof and actions thereunder will be binding and conclusive on all persons for all purposes. No employee or representative of the Bank will be liable to any person for any actions taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith. In the event that any of the provisions of this Agreement or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject the Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Agreement or any provision hereof or cause the benefits under this Agreement to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, this construction will be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.4

Incapacity of Recipient. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Bank may pay the benefit to the guardian, legal representative or person having the care or custody of the minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. The distribution will completely discharge the Bank for all liability with respect to the benefit.

6.5

Unclaimed Benefit. The Executive will keep the Bank informed of his current address and the current address of his Beneficiaries. If the location of the Executive is not made known to the Bank, the Bank shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Bank; however, the Bank shall only be obligated to hold the benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Executive’s Beneficiary. If the location of the Executive’s Beneficiary is not known to the Bank, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such the Executive and/or Beneficiary under this Agreement.

6.6	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.7

Effect on Other Corporate Benefit Plans. Nothing contained in this Agreement will affect the right of the Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

6.8

Inurement. This Agreement will be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

6.9

Acceleration of Payments. Except as specifically permitted under this Section 6.9 or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made under this Agreement. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

6.10	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and will not be deemed a part of this Agreement.

6.11

12 U.S.C. §1828(k). Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

6.12

Payment of Employment and Code Section 409A Taxes. Any distribution under this Agreement will be reduced by the amount of any taxes required to be withheld from the distribution. This Agreement will permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, the payments will not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

6.13

Legal Fees. In the event the Executive retains legal counsel to enforce any of the terms of the Agreement, the Bank will pay his legal fees and related expenses reasonably incurred by him, but only if the Executive prevails in an action seeking legal and/or equitable relief against the Bank.

6.14

Entire Understanding. This Agreement sets forth the entire understanding of the Bank and the Executive with respect to the matters contemplated hereby, and any previous agreements or understandings between them regarding the subject matter hereof are merged into and superseded by this Agreement.

ARTICLE VII

AMENDMENT/TERMINATION

7.1

This Agreement may be amended or modified at any time, in whole or part, with the mutual written consent of the Executive and the Bank. Notwithstanding anything to the contrary herein, the Agreement may be amended without the Executive’s consent to the extent necessary to comply with existing tax laws or changes to existing tax laws or to amend or terminate the Agreement in accordance with Section 7.2 of the Agreement or in any other manner that does not affect the Executive’s benefits under the Agreement.

7.2	Termination of Agreement.

(a)

Partial Termination. The Board of Directors, at its discretion, may partially terminate the Agreement by freezing future accruals if, in its sole judgment, the tax, accounting, or other effects of the continuance of the Agreement, or potential payments thereunder, would not be in the best interests of the Bank.

(b)

Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Agreement, the Agreement will cease to operate and the Bank will pay out to the Executive his benefits as if the Executive. A complete termination of the Agreement may occur only under the following circumstances and conditions:

(i)

The Board of Directors may terminate the Agreement within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the benefit is included in the Executive’s (or his Beneficiary’s) gross income (and paid to the Executive or his Beneficiary) in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)

The Board of Directors may terminate the Agreement by Board of Directors action taken within the 30 days preceding or 12 months following a Change in Control, provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts payable under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)

The Board of Directors may terminate the Agreement at any time provided that (i) the termination does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section 1.409A-1(c) if the Executive was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangement (e.g., the Executive’s benefit); (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

[signature page follows]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, effective as of the day and date first above written.

ATTEST:	BLUE FOUNDRY BANK

[Signature illegible]	By:	/s/ Robert T. Goldstein
December 28, 2020	Title:	Chairman, Compensation Committee
Date	Date:	December 28, 2020

ATTEST:	JAMES D. NESCI

[Signature illegible]	By:	/s/ James D. Nesci

December 28, 2020	Date:	December 28, 2020
Date

Exhibit A

BLUE FOUNDRY BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION FORM

PART III: BENEFICIARY DESIGNATION

In accordance with the terms of the Blue Foundry Bank Executive Deferred Compensation Agreement, I hereby designate the following Beneficiary(ies) to receive any death benefits under the Agreement:

PRIMARY BENEFICIARY:

Name:_________________________________	% of Benefit:___________________

Name:_________________________________	% of Benefit:___________________

Name:_________________________________	% of Benefit:___________________

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Executive):

Name:_________________________________	% of Benefit:___________________

Name:_________________________________	% of Benefit:___________________

Name:_________________________________	% of Benefit:___________________

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Executive’s Signature